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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                       PURSUANT TO SECTION 12(b) OR (g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                   RESMED INC.

             (exact name of registrant as specified in its charter)


               Delaware                                98-0152841
    -------------------------------       --------------------------------------
   (State or other jurisdiction of       (I.R.S. Employer Identification Number)
    incorporation or organization)


      10121 Carroll Canyon Road                         92131-1109
        San Diego, California
----------------------------------------- ------------------------------------
 (Address of principal executive offices)             (Zip Code)


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
If this form relates to the registration of a    If this form relates to the registration of a
class of securities pursuant to Section 12(b)    class of securities pursuant to Section
of the Exchange Act and is effective             12(g) of the Exchange Act and is effective
pursuant to General Instruction A.(c),           pursuant to General Instruction A.(d),
please check the following box. [X]              please check the following box. [ ]
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Securities to be registered pursuant to Section 12(b) of the Act:

            Title of each class                  Name of each exchange on which
            to be so registered                  each class is to be registered
            -------------------                  ------------------------------

  Common Stock, par value $.004 per share           New York Stock Exchange
   Rights to Purchase Series A Junior               New York Stock Exchange
    Participating Preferred Stock

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 1.  Description of Registrant's Securities to be Registered.

         This registration statement relates to the registration with the Securities and Exchange Commission of shares of Common Stock, par value $.004 per share ("Common Stock") and Rights to Purchase Series A Junior Participating Preferred Stock (the "Preferred Stock Purchase Rights") of ResMed Inc., a Delaware corporation (the "Registrant").

Description of Capital Stock

         The authorized capital stock of the Registrant consists of 50,000,000 shares of Common Stock, par value $.004 and 2,000,000 shares of Preferred Stock, par value $.01. The following summary of certain rights of the Common Stock and Preferred Stock is subject to, and qualified in its entirety by, the provisions of the Registrant's Certificate of Incorporation, as amended, that is included as Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 14, 1999 (SEC File No. 000-26038) and incorporated herein by reference, and by the provisions of applicable law, the material terms of which are set forth below.

Common Stock

         The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Registrant, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and non-assessable.

Preferred Stock

         As of the date hereof, there were no outstanding shares of Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Registrant without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock, including the loss of voting control to others. At present, the Registrant has no plans to issue any of the Preferred Stock.


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Preferred Stock Purchase Rights

         A description of the Preferred Stock Purchase Rights to be registered hereunder is set forth in the Registrant's Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 6, 1997 (SEC File No. 000-26038), and is incorporated herein by reference. The Rights Agreement relating to the Preferred Stock Purchase Rights was subsequently amended on March 19, 1999 in Registrant's Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 14, 1999 (SEC File No. 000-26038), and is incorporated herein by reference.

Item 2.  Exhibits

     In accordance with Instruction II of the Instructions as to Exhibits for registration statements on Form 8-A, the documents listed below have been filed with the New York Stock Exchange pursuant to the Registrant's application for listing of the Common Stock and Preferred Stock Purchase Rights thereon.


Exhibit No.

     1. Annual Report for the year ended June 30, 1999 on Form 10-K filed with the Securities and Exchange Commission on September 15, 1999 and incorporated herein by reference.

     2.  Registrant's 1999 Annual Report to Stockholders.

     3. Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 1997 and incorporated herein by reference.

     4. Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 filed with the Securities and Exchange Commission on November 13, 1998 and incorporated herein by reference.

     5. Quarterly Report on Form 10-Q for the quarter ended December 31, 1998 filed with the Securities and Exchange Commission on February 12, 1999 and incorporated herein by reference.

     6. Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 filed with the Securities and Exchange Commission on May 14, 1999 and incorporated herein by reference.

     7. Proxy Statement, dated September 25, 1998, relating to the Annual Meeting of Stockholders held on November 6, 1998 filed with the Securities and Exchange Commission on October 6, 1998 and incorporated herein by reference.

     8.  Specimen of Certificate representing Registrant's Common Stock.


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     9.  Certificate of Incorporation, as amended, incorporated herein by reference to Exhibit 3.1 in the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 14, 1999 and incorporated herein by reference.

     10. Form of Bylaws of Registrant incorporated by reference to the Registrant's Registration Statement on Form S-1 (No. 33-91094) declared effective on June 1, 1995.


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                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Date:  September 21, 1999              RESMED INC.


                                       By: /s/ WALTER B. FLICKER
                                          ---------------------------------
                                          Walter B. Flicker
                                          Secretary


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